EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2025 Results

SUNNYVALE, Calif., Oct. 24, 2024 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2024.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023
Net revenues	$4,550	$4,671	$5,708	$9,221	$11,295
Gross margin (%)	38.6%	46.3%	54.7%	42.5%	54.8%
Operating expenses	$7,341	$1,081	$7,214	$8,422	$15,422
Operating income (loss)	$(5,584)	$1,080	$(4,093)	$(4,504)	$(9,232)
Net income (loss)	$(5,458)	$1,078	$(4,055)	$(4,380)	$(9,165)
Net income (loss) per share, diluted	$(0.21)	$0.04	$(0.16)	$(0.17)	$(0.37)

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, “We are seeing early indications of a turnaround in our SRAM business. Existing customers are depleting their channel inventory, and we anticipate they will resume ordering in the upcoming quarters. Furthermore, we expect a significant increase in orders from an existing customer over the next 12 months. This opportunity for additional orders involves collaborating on a cutting-edge product for a leading AI chip developer, which is expected to drive consistent demand for this customer's equipment and our SRAM chips going forward.”

Mr. Shu continued, “Looking at our financial results for the second quarter of fiscal 2025, we reported revenue of $4.6 million, which aligns with the midpoint of our guidance. Our gross margin was affected by product mix and severance costs associated with workforce reductions. In the second quarter, we implemented strategic cost-cutting measures expected to yield annual savings of $3.5 million. These initiatives include workforce reductions across all departments and enhanced operational efficiencies. As a result, we anticipate a significant decrease in cash burn, which, when combined with an improved revenue outlook, is expected to extend our financial runway.”

Mr. Shu concluded, “We are on track to meet our deadlines for the Gemini-II benchmarking project and remain committed to fulfilling our SBIR contract with the U.S. Air Force Labs by December 31, 2024, followed by the delivery of the software algorithm in the first quarter of calendar 2025.”

Commenting on the outlook for GSI's third quarter of fiscal 2025, Mr. Shu stated, "Our current expectations for the upcoming third quarter are net revenues in a range of $4.7 million to $5.5 million, with gross margin of approximately 50% to 52%."

Second Quarter Fiscal Year 2025 Summary Financials

The Company reported net revenues of $4.6 million for the second quarter of fiscal 2025, compared to $5.7 million for the second quarter of fiscal 2024 and $4.7 million for the first quarter of fiscal 2025. Gross margin was 38.6% in the second quarter of fiscal 2025 compared to 54.7% in the second quarter of fiscal 2024 and 46.3% in the preceding first quarter of fiscal 2025. The decrease in gross margin in the second quarter of 2025 was primarily due to a shift in product mix and severance costs associated with manufacturing workforce reductions.

In the second quarter of fiscal 2025, sales to Nokia were $812,000, or 17.8% of net revenues, compared to $1.2 million, or 20.3% of net revenues, in the same period a year ago and $998,000, or 21.4% of net revenues, in the prior quarter. Military/defense sales were 40.2% of second quarter shipments compared to 34.8% of shipments in the comparable period a year ago and 31.9% of shipments in the prior quarter. SigmaQuad sales were 38.6% of second quarter shipments compared to 55.8% in the second quarter of fiscal 2024 and 36.3% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2025 were $7.3 million, compared to $7.2 million in the second quarter of fiscal 2024 and $1.1 million in the prior quarter. Prior quarter operating expenses included a gain of $5.7 million related to the sale and leaseback of the Company’s headquarters. Research and development expenses were $4.8 million, compared to $4.7 million in the prior-year period and $4.2 million in the prior quarter. Selling, general and administrative expenses were $2.6 million in the quarter ended September 30, 2024, compared to $2.5 million in the prior-year quarter and $2.6 million in the previous quarter.

Second quarter fiscal 2025 operating loss was $(5.6) million compared to an operating loss of $(4.1) million in the prior-year period and operating income of $1.1 million in the prior quarter. Second quarter fiscal 2025 net income included interest and other income of $149,000 and a tax provision of $23,000, compared to $71,000 in interest and other income and a tax provision of $33,000 for the same period a year ago. In the preceding first quarter, net loss included interest and other income of $55,000 and a tax provision of $57,000.

Net loss in the second quarter of fiscal 2025 was $(5.5) million, or $(0.21) per diluted share, compared to a net loss of $(4.1) million, or $(0.16) per diluted share, for the second quarter of fiscal 2024 and net income of $1.1 million, or $0.04 per diluted share, inclusive a one-time gain of $5.7 million on the sale and leaseback transaction related to the sale of the Company’s headquarters, for the first quarter of fiscal 2025.

Total second quarter pre-tax stock-based compensation expense was $663,000 compared to $676,000 in the comparable quarter a year ago and $658,000 in the prior quarter.

At September 30, 2024, the Company had $18.4 million in cash and cash equivalents, compared to $14.4 million at March 31, 2024. Working capital was $21.1 million as of September 30, 2024 versus $19.1 million at March 31, 2024. Stockholders’ equity as of September 30, 2024 was $33.3 million, compared to $36.0 million as of the fiscal year ended March 31, 2024.

Conference Call

Management will conduct a conference call to review the Company's financial results for the second quarter of fiscal year 2025 and its current outlook for the third quarter of fiscal 2025 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13749240. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from October 24, 2024, at 7:30 p.m. Eastern Time through October 31, 2024, at 11:59 p.m. Eastern Time by dialing toll-free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13749240. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; GSI Technology’s ability to successfully implement its workforce reductions; the impact of GSI Technology’s workforce reductions on its business and operations and the failure to realize the anticipated benefits of its workforce reductions; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, military conflicts and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2024	2024	2023	2024	2023

Net revenues	$4,550	$4,671	$5,708	$9,221	$11,295
Cost of goods sold	2,793	2,510	2,587	5,303	5,105

Gross profit	1,757	2,161	3,121	3,918	6,190

Operating expenses:

Research & development	4,788	4,214	4,691	9,002	9,895
Selling, general and administrative	2,553	2,604	2,523	5,157	5,527
Gain from sale and leaseback transaction	-	(5,737)	-	(5,737)	-
Total operating expenses	7,341	1,081	7,214	8,422	15,422

Operating income (loss)	(5,584)	1,080	(4,093)	(4,504)	(9,232)

Interest and other income, net	149	55	71	204	151

Income (loss) before income taxes	(5,435)	1,135	(4,022)	(4,300)	(9,081)
Provision for income taxes	23	57	33	80	84
Net income (loss)	($5,458)	$1,078	($4,055)	($4,380)	($9,165)

Net income (loss) per share, basic	($0.21)	$0.04	($0.16)	($0.17)	($0.37)
Net income (loss) per share, diluted	($0.21)	$0.04	($0.16)	($0.17)	($0.37)

Weighted-average shares used in computing per share amounts:

Basic	25,467	25,374	25,161	25,421	25,014
Diluted	25,467	25,686	25,161	25,421	25,014

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2024	2024	2023	2024	2023

Cost of goods sold	$51	$56	$57	$107	$124
Research & development	336	290	369	626	755
Selling, general and administrative	276	312	250	588	617
	$663	$658	$676	$1,321	$1,496

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2024	March 31, 2024
Cash and cash equivalents	$18,356	$14,429
Accounts receivable	2,411	3,118
Inventory	4,127	4,977
Other current assets	1,724	1,954
Assets held for sale	-	5,629
Net property and equipment	980	1,148
Operating lease right-of-use assets	10,166	1,553
Other assets	9,630	9,656
Total assets	$47,394	$42,464

Current liabilities	$5,488	$5,365
Long-term liabilities	8,622	1,129
Stockholders' equity	33,284	35,970
Total liabilities and stockholders' equity	$47,394	$42,464